Exhibit 99.1
Delek Logistics Partners, LP Reports Third Quarter 2020 Results
•Reported third quarter net income attributable to all partners of $46.3 million; represents a 52% increase y/y
•EBITDA of $67.8 million represented an increase of 31.6% y/y
•Third quarter distributable cash flow coverage ratio of 1.50x and total leverage ratio of 3.9x
•Declared third quarter distribution of $0.905 per limited partner unit; reflects 2.8% percent increase y/y
•On-track to deliver 5% distribution growth in 2020 versus year-ago levels
•Simplification of incentive distribution rights (IDRs) removes overhang and lowers cost of capital
•Start-up of Red River pipeline expansion should benefit 2021 results

BRENTWOOD, Tenn., November 4, 2020 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the third quarter 2020. For the three months ended September 30, 2020, Delek Logistics reported net income attributable to all partners of $46.3 million, or $1.26 per diluted common limited partner unit. This compares to net income attributable to all partners of $30.5 million, or $0.89 per diluted common limited partner unit, in the third quarter 2019. Net cash from operating activities was $62.3 million in the third quarter 2020 compared to $35.0 million in the third quarter 2019. Distributable cash flow was $59.1 million in the third quarter 2020, compared to $33.7 million in the third quarter 2019. Reconciliation of net cash from operating activities as reported under U.S. GAAP to distributable cash flow is included in the financial tables attached to this release.
For the third quarter 2020, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $67.8 million compared to $51.5 million in the third quarter 2019. Results improved on a year-over-year basis primarily due to the drop down of the Big Spring Gathering System and Trucking Assets, increased crude gathering, and a reduction in operating expenses by $4.2 million primarily due to a decrease in contract services. Reconciliation of net income attributable to all partners as reported under U.S. GAAP to EBITDA is included in the financial tables attached to this release.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek Logistics' general partner, remarked: "Our financial performance remains resilient despite a challenging energy environment. Third quarter EBITDA and net income increased approximately 32% and 52%, respectively, versus last year. Third quarter distribution growth was 2.8% on a year-over-year basis and we are on-track to deliver 5% distribution growth on a full-year basis."
Mr. Yemin continued, "During the quarter, we eliminated the incentive distribution rights (IDRs), which removes an overhang from DKL shares and lowers our cost of capital. This better positions us to pursue growth opportunities going forward. Our distribution coverage and leverage ratios have already exceeded our year-end targets and create flexibility. Finally, the Red River pipeline expansion was completed in the quarter and should provide financial momentum into 2021."
Distribution and Liquidity
On October 27, 2020, Delek Logistics declared a quarterly cash distribution of $0.905 per common limited partner unit for the third quarter 2020, which equates to $3.62 per common limited partner unit on an annualized basis. This distribution will be paid on November 12, 2020 to unitholders of record on November 6, 2020. This represents a 0.6% increase from the second quarter 2020 distribution of $0.900 per common limited partner unit, or $3.60 per common limited partner unit on an annualized basis, and a 2.8% increase over Delek Logistics’ third quarter 2019 distribution of $0.88 per common limited partner unit, or $3.52 per common limited partner unit annualized. For the third quarter 2020, the total cash distribution declared to all partners was approximately $39.3 million, resulting in a distributable cash flow coverage ratio was 1.50x.
As of September 30, 2020, Delek Logistics had total debt of approximately $1,006.1 million and cash of $6.0 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $89.3 million. The total leverage ratio, calculated in accordance with the credit facility, for the third quarter 2020 was approximately 3.9x, which is within the current requirements of the maximum allowable leverage ratio of 5.5x.

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Financial Results
Revenue for the third quarter 2020 was $142.3 million compared to $137.6 million in the prior-year period. The increase in revenue is primarily attributable to the drop down of the Big Spring Gathering System and Trucking Assets. Total operating expenses were $14.2 million in the third quarter 2020, compared to $18.4 million in the third quarter 2019. The decrease was primarily due to cost control measures put in place at the end of the first quarter 2020. Total contribution margin was $67.3 million in the third quarter 2020 compared to $46.5 million in the third quarter 2019, mainly driven by the aforementioned contribution from new assets and lower expenses. General and administrative expenses were $6.1 million for the third quarter 2020, compared to $5.3 million in the prior-year period.
Pipelines and Transportation Segment
Contribution margin in the third quarter 2020 was $46.4 million compared to $27.1 million in the third quarter 2019. The recent drop down of the Big Spring Gathering System and the Trucking Assets were the primary drivers behind the year-over-year growth. Operating expenses were $10.7 million in the third quarter 2020 compared to $12.5 million in the prior-year period.
Wholesale Marketing and Terminalling Segment
During the third quarter 2020, contribution margin was $21.0 million, compared to $19.4 million in the third quarter 2019. The change in contribution margin was primarily due to lower operating expenses which were $3.5 million in the third quarter 2020, compared to $5.9 million in the third quarter 2019.
Average West Texas wholesale throughput in the third quarter 2020 was 9,948 barrels per day compared to 9,535 barrels per day in the third quarter 2019. The West Texas gross margin per barrel decreased year-over-year to $3.42 per barrel and included approximately $0.8 million, or $0.87 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the third quarter 2019, the West Texas gross margin per barrel was $4.82 per barrel and included $0.3 million from RINs, or $0.38 per barrel.
Average terminalling throughput volume of 160,843 barrels per day during the third quarter 2020 decreased on a year-over-year basis from 170,727 barrels per day in the third quarter 2019. During the third quarter 2020, average volume under the East Texas marketing agreement with Delek US was 73,417 barrels per day compared to 83,953 barrels per day during the third quarter 2019.
Third Quarter 2020 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its third quarter 2020 results on Thursday, November 5, 2020 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US’ (NYSE: DK) third quarter 2020 earnings conference call on Thursday, November 5, 2020 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; the ability of the Red River joint venture to complete the expansion to increase the Red River pipeline capacity; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward-looking statements include, but are not limited to, statements regarding future growth at Delek

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Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 5% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.
•Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.
EBITDA and distributable cash flow are non GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$6,024	$5,545
Accounts receivable	17,472	13,204
Accounts receivable from related parties	10,002	—
Inventory	1,696	12,617
Other current assets	410	2,204
Total current assets	35,604	33,570
Property, plant and equipment:
Property, plant and equipment	684,199	461,325
Less: accumulated depreciation	(216,698)	(166,281)
Property, plant and equipment, net	467,501	295,044
Equity method investments	255,368	246,984
Operating lease right-of-use assets	18,153	3,745
Goodwill	12,203	12,203
Marketing Contract Intangible, net	125,591	130,999
Rights-of-way	36,178	15,597
Other non-current assets	6,988	6,305
Total assets	$957,586	$744,447

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$4,740	$12,471
Accounts payable to related parties	—	8,898
Interest payable	6,745	2,572
Excise and other taxes payable	3,433	3,941
Current portion of operating lease liabilities	5,546	1,435
Accrued expenses and other current liabilities	3,482	5,765
Total current liabilities	23,946	35,082
Non-current liabilities:
Long-term debt	1,006,145	833,110
Asset retirement obligations	5,908	5,588
Deferred tax liabilities	1,205	215
Operating lease liabilities, net of current portion	12,607	2,310
Other non-current liabilities	19,229	19,261
Total non-current liabilities	1,045,094	860,484
Total liabilities	1,069,040	895,566
Equity (Deficit):
Common unitholders - public; 8,687,371 units issued and outstanding at September 30, 2020 (9,131,579 at December 31, 2019)	164,313	164,436
Common unitholders - Delek Holdings; 34,745,868 units issued and outstanding at September 30, 2020 (15,294,046 at December 31, 2019)	(275,767)	(310,513)
General partner - 0 units issued and outstanding at September 30, 2020 (498,482 at December 31, 2019)	—	(5,042)
Total deficit	(111,454)	(151,119)
Total liabilities and deficit	$957,586	$744,447

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenues:
Affiliate	$95,410	$66,647	$289,739	$191,530
Third-party	46,858	70,909	133,567	253,852
Net revenues	142,268	137,556	423,306	445,382
Cost of sales:
Cost of materials and other	60,692	72,594	205,877	262,713
Operating expenses (excluding depreciation and amortization presented below)	13,694	17,490	39,271	49,318
Depreciation and amortization	8,931	6,138	22,957	18,450
Total cost of sales	83,317	96,222	268,105	330,481
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	536	945	2,152	2,502
General and administrative expenses	6,122	5,280	16,973	15,046
Depreciation and amortization	528	450	1,495	1,351
Other operating income, net	—	(70)	(107)	(95)
Total operating costs and expenses	90,503	102,827	288,618	349,285
Operating income	51,765	34,729	134,688	96,097
Interest expense, net	10,360	12,509	32,854	35,164
Income from equity method investments	(4,860)	(8,394)	(16,875)	(14,860)
Other (income) expense, net	105	—	103	461
Total non-operating expenses, net	5,605	4,115	16,082	20,765
Income before income tax expense	46,160	30,614	118,606	75,332
Income tax (benefit) expense	(168)	84	67	220
Net income attributable to partners	$46,328	$30,530	$118,539	$75,112
Comprehensive income attributable to partners	$46,328	$30,530	$118,539	$75,112

Less: General partner's interest in net income, including incentive distribution rights	—	8,895	18,724	24,244
Limited partners' interest in net income	$46,328	$21,635	$99,815	$50,868

Net income per limited partner unit:
Common units - basic	$1.26	$0.89	$3.30	$2.08
Common units - diluted	$1.26	$0.89	$3.30	$2.08

Weighted average limited partner units outstanding:
Common units - basic	36,889,761	24,417,285	30,290,051	24,411,308
Common units - diluted	36,894,043	24,420,582	30,292,261	24,417,466

Cash distribution per limited partner unit	$0.905	$0.880	$2.695	$2.550

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$118,539	$75,112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,452	19,801
Non-cash lease expense	2,236	2,554
Amortization of customer contract intangible assets	5,408	5,408
Amortization of deferred revenue	(1,418)	(1,248)
Amortization of deferred financing costs and debt discount	1,786	2,054
Accretion of asset retirement obligations	320	298
Income from equity method investments	(16,875)	(14,860)
Dividends from equity method investments	17,572	9,188
(Gain) loss on asset disposals	(107)	(95)
Deferred income taxes	990	115
Other non-cash adjustments	292	484
Changes in assets and liabilities:
Accounts receivable	(4,268)	1,588
Inventories and other current assets	12,714	(3,290)
Accounts payable and other current liabilities	(7,638)	(7,613)
Accounts receivable/payable to related parties	(19,002)	(5,016)
Non-current assets and liabilities, net	(347)	2,391
Changes in assets and liabilities	(18,541)	(11,940)
Net cash provided by operating activities	134,654	86,871
Cash flows from investing activities
Asset acquisitions from Delek Holdings, net of assumed liabilities	(100,527)	—
Purchases of property, plant and equipment	(6,918)	(4,964)
Proceeds from sales of property, plant and equipment	107	144
Distributions from equity method investments	2,723	804
Equity method investment contributions	(11,804)	(137,361)
Net cash used in investing activities	(116,419)	(141,377)
Cash flows from financing activities
Proceeds from issuance of additional units to maintain 2% General Partner interest	10	8
Distributions to general partner	(27,635)	(22,762)
Distributions to common unitholders - public	(23,653)	(22,580)
Distributions to common unitholders - Delek Holdings	(46,220)	(37,929)
Distributions to Delek Holdings unitholders and general partner related to Trucking Assets Acquisition	(47,558)	—
Distribution to general partner for conversion of its interest and IDR elimination	(45,000)	—
Proceeds from revolving credit facility	515,900	476,400
Payments on revolving credit facility	(343,600)	(336,800)
Net cash (used in) provided by financing activities	(17,756)	56,337
Net increase in cash and cash equivalents	479	1,831
Cash and cash equivalents at the beginning of the period	5,545	4,522
Cash and cash equivalents at the end of the period	$6,024	$6,353
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$26,895	$29,003
Income taxes	$141	$143
Non-cash investing activities:
(Decrease) increase in accrued capital expenditures	$(948)	$1,274
Equity issuance to Delek Holdings unitholders in connection with Big Spring Gathering Assets Acquisition	$109,513	$—
Non-cash financing activities:
Sponsor contribution of fixed assets	$1,378	$—
Non-cash lease liability arising from obtaining right of use assets during the period	$16,644	$649
Non-cash lease liability arising from recognition of right of use assets upon adoption of ASU 2016-02	$—	$20,202

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of Net Income to EBITDA:
Net income	$46,328	$30,530	$118,539	$75,112
Add:
Income tax (benefit) expense	(168)	84	67	220
Depreciation and amortization	9,459	6,588	24,452	19,801
Amortization of customer contract intangible assets	1,803	1,803	5,408	5,408
Interest expense, net	10,360	12,509	32,854	35,164
EBITDA	$67,782	$51,514	$181,320	$135,705

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$62,273	$35,047	$134,654	$86,871
Changes in assets and liabilities	(2,458)	2,451	18,541	11,940
Non-cash lease expense	(1,596)	(1,145)	(2,236)	(2,554)
Distributions from equity method investments in investing activities	1,033	—	2,723	804
Maintenance and regulatory capital expenditures	(27)	(3,728)	(760)	(5,515)
Reimbursement from Delek Holdings for capital expenditures	26	1,223	81	2,607
Accretion of asset retirement obligations	(106)	(100)	(320)	(298)
Deferred income taxes	(47)	(118)	(990)	(115)
Other operating income, net	—	70	107	95
Distributable Cash Flow	$59,098	$33,700	$151,800	$93,835

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Distributions to partners of Delek Logistics, LP	2020	2019	2020	2019
Limited partners' distribution on common units	$39,307	$21,487	$87,536	$62,256
General partner's distributions	—	439	986	1,269
General partner's incentive distribution rights	—	8,453	17,632	23,206
Total distributions to be paid (1)	$39,307	$30,379	$106,154	$86,731

Distributable cash flow	$59,098	$33,700	$151,800	$93,835
Distributable cash flow coverage ratio (2)	1.50x	1.11x	1.43x	1.08x
(1) The distributions for the three and nine months ended September 30, 2020 reflect the impact of the distribution waiver that waived all of the distributions for the first quarter of 2020 on the 5.0 million Additional Units, related to the Big Spring Gathering Assets transaction, with respect to base distributions and the IDRs. In addition, the distributions for the three and nine months ended September 30, 2020 reflect the waiver of distributions in respect of the IDRs associated with the Additional Units for at least two years. The IDRs were eliminated in the Restructuring Transaction on August 13, 2020.
(2) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Pipelines and Transportation
Net revenues:
Affiliate	$68,444	$39,304	$168,285	$112,694
Third party	3,035	5,281	14,587	16,733
Total pipelines and transportation	71,479	44,585	182,872	129,427
Cost of sales:
Cost of materials and other	14,342	4,947	31,622	17,871
Operating expenses (excluding depreciation and amortization)	10,749	12,547	31,936	36,109
Segment contribution margin	$46,388	$27,091	$119,314	$75,447
Total Assets	$685,871	$529,219

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$26,966	$27,343	$121,454	$78,836
Third party	43,823	65,628	118,980	237,119
Total wholesale marketing and terminalling	70,789	92,971	240,434	315,955
Cost of sales:
Cost of materials and other	46,350	67,647	174,255	244,842
Operating expenses (excluding depreciation and amortization)	3,481	5,888	9,487	15,711
Segment contribution margin	$20,958	$19,436	$56,692	$55,402
Total Assets	$271,715	238,588

Consolidated
Net revenues:
Affiliates	$95,410	$66,647	$289,739	$191,530
Third party	46,858	70,909	133,567	253,852
Total consolidated	142,268	137,556	423,306	445,382
Cost of sales:
Cost of materials and other	60,692	72,594	205,877	262,713
Operating expenses (excluding depreciation and amortization presented below)	14,230	18,435	41,423	51,820
Contribution margin	67,346	46,527	176,006	130,849
General and administrative expenses	6,122	5,280	16,973	15,046
Depreciation and amortization	9,459	6,588	24,452	19,801
Other operating income, net	—	(70)	(107)	(95)
Operating income	$51,765	$34,729	$134,688	$96,097
Total Assets	$957,586	$767,807
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Pipelines and Transportation	2020	2019	2020	2019
Maintenance capital spending	$28	$2,731	$467	$3,959
Discretionary capital spending	2,524	372	2,957	386
Segment capital spending	$2,552	$3,103	3,424	4,345
Wholesale Marketing and Terminalling
Maintenance capital spending	$118	$980	1,480	1,389
Discretionary capital spending	558	(91)	2,014	504
Segment capital spending	$676	$889	3,494	1,893
Consolidated
Maintenance capital spending	$146	$3,711	1,947	5,348
Discretionary capital spending	3,082	281	4,971	890
Total capital spending	$3,228	$3,992	$6,918	$6,238

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Pipelines and Transportation Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	78,244	49,477	76,750	43,446
Refined products pipelines to Enterprise Systems	55,740	43,518	55,315	32,242
El Dorado Gathering System	13,659	21,632	13,520	21,143
East Texas Crude Logistics System	22,591	25,391	15,705	21,045
Big Spring Gathering Assets (1)	90,719	—	85,845	—
Plains Connection System	104,314	—	96,961	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (2)	73,417	83,953	70,376	74,607
Big Spring marketing throughputs (average bpd)	78,659	80,203	73,701	83,608
West Texas marketing throughputs (average bpd)	9,948	9,535	11,718	11,446
West Texas gross margin per barrel	$3.42	$4.82	$2.37	$4.83
Terminalling throughputs (average bpd)	160,843	170,727	145,240	160,621
(1) Throughput for the Big Spring Gathering Assets are for approximately 180 days we owned the assets following the Big Spring Gathering Assets Acquisition effective March 31, 2020.
(2) Excludes jet fuel and petroleum coke.

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (ir.deleklogistics.com), news webpage (www.deleklogistics.com/news) and its Twitter account (@DelekLogistics).

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